Exhibit 5.1



                                November 7, 1997

Board of Directors
Pacific Aerospace & Electronics, Inc.
434 Olds Station Road
Wenatchee, WA 98801

Gentlemen:

     We have acted as counsel for Pacific Aerospace & Electronics, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the issuance of 1,000,000 additional shares of Common Stock (the "Shares") of the Company pursuant to Amendment No. 1 (the "Amendment") to the Company's Restated and Amended Stock Incentive Plan (the "Plan"). We have reviewed the corporate actions of the Company in connection with this matter, and we have examined such documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is our opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Washington; and

     2. The Shares have been duly authorized, and, when issued pursuant to the Plan, as amended by the Amendment, the Shares will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ STOEL RIVES LLP